Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Completed Acquisitions of Six High Specification, Fuel Efficient Capesize and Ultramax Vessels

Entered into a $108 Million Credit Facility with Favorable Terms

New York, New York, November 7, 2018 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and nine months ended September 30, 2018.

The following financial review discusses the results for the three and nine months ended September 30, 2018 and September 30, 2017.

Third Quarter 2018 and Year-to-Date Highlights

•	Completed the acquisition of a total of six high specification, fuel efficient Capesize and Ultramax vessels:
o	In July 2018, we took delivery of the Genco Weatherly, a 2014-built Ultramax vessel
o	In August 2018, we took delivery of two 2015-built Capesize vessels, the Genco Endeavour and the Genco Resolute
o	In September 2018, we took delivery of the Genco Columbia, a 2016-built Ultramax vessel, as well as two 2016-built Capesize vessels, the Genco Defender and the Genco Liberty
•	Entered into a $108 million, five-year senior secured credit facility with favorable terms
•	Announced our comprehensive fleet-wide plan for IMO 2020 sulfur emission regulation compliance
o
Plan to install exhaust gas cleaning systems (“scrubbers”) on our 17 Capesize vessels with options for installation on an additional 15 minor bulk vessels to provide flexibility for developing market conditions

o	Balance of the fleet is expected to consume compliant, low sulfur fuel
o	Implementing a portfolio approach aimed at reducing our environmental footprint, maximizing shareholder returns and lowering fuel costs
•	Anticipate the completion of five vessel sales as part of our fleet renewal program

o	We completed the sales of two vessels, the Genco Surprise and the Genco Progress, during the third quarter of 2018 for a cumulative gain of $1.5 million
o	During the fourth quarter of 2018, we expect to complete the sales of the three other vessels, the Genco Cavalier, the Genco Explorer and the Genco Muse
o	Given the acquisition of the six vessels, upon the completion of these vessel sales, the average age of our fleet will be reduced by over one year to 9.3 years
•	Recorded net income of $5.7 million for the third quarter of 2018
o	Basic and diluted earnings per share of $0.14
•	Adjusted net income of $4.2 million or adjusted basic and diluted earnings per share of $0.10, excluding a $1.5 million gain on sale of vessels
•	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $60.1 million during Q3 2018, over 30% higher than the same period of 2017
•	Time charter equivalent (“TCE”) increased to $10,696 for Q3 2018 marking a year-over-year improvement of 27%
•	Maintained low daily vessel operating expenses (“DVOE”) of $4,434 per vessel per day during Q3 2018 highlighting our industry leading low-cost structure
o	Costs remained under our 2018 budget without sacrificing our high safety and maintenance standards
•	Recorded EBITDA of $29.6 million during Q3 2018
o	Adjusted EBITDA of $28.1 million, after excluding a $1.5 million of gain on sale of vessels[1]
________________________
1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

John C. Wobensmith, Chief Executive Officer, commented, “During the third quarter, we continued to generate profitable results, as we drew upon our sizeable and leading platform to take advantage of the developing recovery in the drybulk market. We also have taken steps to further strengthen our earnings power during the quarter, completing the timely acquisition of six high specification, fuel efficient Capesize and Ultramax vessels, while continuing to sell older tonnage and improve the age profile of the fleet. We also implemented a comprehensive fleet-wide plan for IMO 2020, complementing our fleet growth and renewal strategy. Based on extensive analysis, we adopted a portfolio approach aimed at reducing our environmental footprint, maximizing shareholder returns and lowering fuel costs. As we progress into 2019, we remain well positioned to capitalize on the strong demand for drybulk commodities and multi-decade low vessel supply growth rates.”

Vessel Acquisitions and Fleet Renewal Program

During the third quarter of 2018, Genco completed the acquisition of a total of six high specification, fuel efficient Capesize and Ultramax vessels from two separate transactions entered into in June and July 2018, respectively. Beginning in July we took delivery of the Genco Weatherly, a 2014-built 61,556 dwt Ultramax vessel. Subsequently, in August, we took delivery of two 2015 Chinese built 181,060 dwt Capesize vessels, the Genco Endeavour and the Genco Resolute. Finally, in September, we completed these transactions as we took delivery of two 2016 South Korean built Capesize vessels, the Genco Liberty and the Genco Defender, 180,032 and 180,021 dwt respectively, as well as one 2016 Japanese built 60,294 dwt Ultramax vessel, the Genco Columbia.

In connection with our previously announced fleet renewal program, we have agreed to sell five vessels to date, of which we have completed the sale of the following three vessels: the Genco Surprise, a 1998-built Panamax vessel which delivered to buyers on August 7, 2018, the Genco Progress, a 1999-built Handysize vessel which delivered to buyers on September 13, 2018, and the Genco Cavalier, a 2007-built Supramax vessel, which delivered to buyers on October 16, 2018. The Genco Explorer, another 1999-built Handysize vessel and the Genco Muse, a 2001-built Handymax vessel, have also been contracted to be sold and are anticipated to be delivered to their new owners in Q4 2018. As a result of the sales, Genco will save anticipated drydocking and ballast water treatment system installation costs of approximately $6.1 million previously scheduled for 2018 and 2019.

The Genco Cavalier is one of the vessels collateralizing the $460 Million Credit Facility. The Company plans to utilize the vessel replacement option under the $460 Million Credit Facility and $4.9 million of anticipated net sale proceeds corresponding to debt associated with this vessel are intended to be redeployed towards the acquisition of a replacement vessel instead of repayment of the loan if the applicable terms and conditions under the facility are met. The other four vessels that have been agreed to be sold to date are unencumbered, and the Company intends to redeploy the proceeds from the sale of these vessels towards modern, fuel efficient vessels, which it is seeking to identify.

Given the completed acquisition of six vessels and the agreed upon sale of five vessels to date as described above, our fleet will consist of 61 vessels with a carrying capacity of 5,297,000 dwt. On a per sector basis, the fleet will consist of 17 Capesize, five Panamax, six Ultramax, 20 Supramax, and 13 Handysize vessels with an average age of 9.3 years, representing reduction in average age of over one year from 10.6 years for the prior fleet composition of 60 vessels before any of the vessel sales and purchases described above.

$108 Million Credit Facility

On August 14, 2018, the Company closed a previously announced five-year senior secured credit facility led by Crédit Agricole Corporate & Investment Bank for an aggregate principal amount of $108 million. The proceeds were utilized to partially finance the purchase price for the six new vessels described previously. Under the terms of the $108 Million Credit Facility, borrowings bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis points thereafter, dependent upon Genco’s ratio of total net indebtedness to the last twelve months EBITDA.

Comprehensive Fleet Plan Ahead of IMO 2020 Regulations

On October 9, 2018, the Company announced plans to install scrubbers on our 17 Capesize vessels with options for installation on an additional 15 minor bulk vessels. The balance of the fleet is expected to consume compliant, low sulfur fuel beginning January 1, 2020, when new environmental regulations come into effect, although the Company will continue to evaluate other options.  These regulations cap sulfur emissions at 0.5%, down from 3.5% currently. The Company anticipates scrubber installation on the 17 Capesize vessels to occur during 2019.

The Company’s portfolio approach is aimed at reducing our environmental footprint, maximizing shareholder returns and lowering fuel costs in an evolving marine fuel environment. The Company is currently in discussions with various lenders in regard to scrubber financing.

Our Commercial Strategy Continues to Actively Drive Revenue and Margin Growth

Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides optionality in a potentially rising freight rate environment. We believe that our active commercial strategy together with our low-cost structure provides continuing potential for increased margins, while our barbell approach to fleet composition provides direct exposure to both major and minor bulk commodities and enables our fleet’s cargoes to closely mirror those of global commodity trade flows.

Our third quarter of 2018 TCE results by class are listed below. During the third quarter, we repositioned select Capesize and minor bulk vessels based on our market expectations. We believe that these decisions will enhance Genco’s commercial platform through a further expansion of our customer base and geographical presence. Our TCE performance during the third quarter of 2018 improved by 27% as compared to the same period the year before.

•	Capesize: $15,168
•	Panamax: $9,319
•	Ultramax, Supramax and Handymax: $9,732
•	Handysize: $8,719
•	Fleet average: $10,696

We currently have the following net TCE fixed for the fourth quarter of 2018. We continue to take a portfolio approach to the deployment of our Capesize fleet as we have fixed several vessels on West Australian round voyages in the Pacific while gaining exposure to the Atlantic market and booking fronthaul voyages. Additionally, in the minor bulk fleet, we are benefiting from scale in designated key regions where we have established a critical mass. Further, we continue to execute our cross-trading initiatives primarily on our Ultramax and Supramax fleet where the Atlantic positions for certain vessels have benefited from a firm market during the fourth quarter to date.

•	Capesize: $16,736 for 64% of the available Q4 2018 days
•	Panamax: $10,381 for 54% of the available Q4 2018 days
•	Ultramax, Supramax and Handymax: $12,417 for 67% of the available Q4 2018 days
•	Handysize: $11,740 for 51% of the available Q4 2018 days
•	Fleet average: $13,367 for 62% of the available Q4 2018 days

Financial Review: 2018 Third Quarter

The Company recorded net income for the third quarter of 2018 of $5.7 million, or $0.14 basic and diluted net earnings per share. Comparatively, for the three months ended September 30, 2017, the Company recorded a net loss of $31.2 million, or $0.90 basic and diluted net loss per share.

The Company’s revenues increased to $92.3 million for the three months ended September 30, 2018, 80% higher than the $51.2 million recorded for the three months ended September 30, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $10,696 per day for the three months ended September 30, 2018 as compared to $8,448 for the three months ended September 30, 2017. The increase in TCE was primarily due to higher rates achieved by the majority of the vessels in our fleet during the third quarter of 2018 versus the third quarter of 2017. During the third quarter of 2018, the drybulk freight market strengthened relative to the second quarter with sequential increases in Capesize, Panamax, and Supramax average earnings as reported by the Baltic Exchange. Demand for raw materials remains strong as global steel production has increased by 4.7% in the year-to-date led primarily by growth of 6.1% in both China and India, according to the World Steel Association. On the supply side, global net fleet growth has remained low in the year-to-date primarily driven by a significant reduction in newbuilding vessel deliveries as compared to the prior year period.

Total operating expenses were $80.2 million for the three months ended September 30, 2018 compared to $74.9 million for the three months ended September 30, 2017. During the three months ended September 30, 2018, gain on sale of vessels totaled $1.5 million. During the three months ended September 30, 2017, an $18.7 million vessel impairment loss was recorded in relation to Genco’s five 1999-built vessels. Voyage expenses rose to $31.5 million for the three months ended September 30, 2018 versus $5.6 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses increased marginally to $25.2 million for the three months ended September 30, 2018, from $25.1 million for the three months ended September 30, 2017. General and administrative expenses were $5.0 million for the third quarter of 2018 compared to $5.9 million for the third quarter of 2017, primarily due to a decrease in nonvested stock amortization expense to $0.6 million from $1.3 million for the third quarter of 2018 and 2017, respectively. Depreciation and amortization expenses decreased to $17.3 million for the three months ended September 30, 2018 from $17.8 million for the three months ended September 30, 2017, primarily due to the revaluation of 15 of our vessels to their respective fair values during the first quarter of 2018 as well as the second and third quarters of 2017, partially offset by an increase in depreciation for the six vessels delivered in Q3 2018.

Daily vessel operating expenses, or DVOE, amounted to $4,434 per vessel per day for the third quarter of 2018, below our budget of $4,440 per vessel per day and compared to $4,553 per vessel per day for the same quarter of 2017. The decrease in DVOE was predominantly due to lower expenses related to maintenance, drydocking, spare parts and stores, partially offset by higher expenses related to crewing. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2018 is $4,440 per vessel per day on a weighted average basis for the entire year for our fleet.

Apostolos Zafolias, Chief Financial Officer, commented, “During the quarter, we continued to preserve a strong cash balance as we maintained low direct vessel operating expenses and took advantage of an improving drybulk rate environment. We also entered into a $108 million credit facility under favorable terms, which, together with the success we have had year-to-date accessing capital, has supported our ability to grow our fleet and earnings power. We appreciate the strong support we have received from the capital markets and our leading banking group.”

Financial Review: Nine Months 2018

The Company recorded a net loss of $51.2 million or $1.37 basic and diluted net loss per share for the nine months ended September 30, 2018. This compares to a net loss of $61.3 million or $1.80 basic and diluted net loss per share for the nine months ended September 30, 2017. Net loss for the nine months ended September 30, 2018 and 2017, includes non-cash vessel impairment charges of $56.6 million and $22.0 million, respectively. Net loss for the nine months ended September 30, 2018 also includes a loss on debt extinguishment in the amount of $4.5 million as well as a gain from sale of vessels totaling $1.5 million. Net loss for the nine months ended September 30, 2017 includes a gain on sale of vessels in the amount of $7.7 million. Revenues increased to $255.3 million for the nine months ended September 30, 2018 compared to $134.8 million for the nine months ended September 30, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels. Voyage expenses increased to $78.6 million for the nine months ended September 30, 2018 from $9.7 million for the same period in 2017.  This increase was primarily due to the employment of vessels on spot market voyage charters during the 2018 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company increased to $10,710 per day for the nine months ended September 30, 2018 from $7,698 per day for the nine months ended September 30, 2017, due to higher rates achieved by the majority of the vessels in our fleet. Total operating expenses for the nine months ended September 30, 2018 and 2017 were $280.8 million and $174.4 million, respectively. Total operating expenses includes non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values for the nine months ended September 30, 2018, as well as a $1.5 million gain from sale of vessels. For the nine months ended September 30, 2017, total operating expenses include non-cash vessel impairment charges totaling $22.0 million and a gain on sale of vessels of $7.7 million. General and administrative expenses for the nine months ended September 30, 2018 increased to $16.8 million as compared to the $16.6 million in the same period of 2017. Daily vessel operating expenses per vessel were $4,394 versus $4,427 in the comparative periods. The decrease in DVOE was predominantly due to lower drydocking related expenses, partially offset by higher expenses related to the purchase of stores.  EBITDA for the nine months ended September 30, 2018 amounted to $20.9 million compared to $14.5 million during the prior period. During the first nine months of 2018 and 2017, EBITDA included non-cash impairment charges, loss on debt extinguishment and gains on sale of vessels as mentioned above. Excluding these non-cash charges, our adjusted EBTIDA would have amounted to $80.5 million and $28.7 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2018 was $43.4 million as compared to $3.7 million for the nine months ended September 30, 2017.  Included in the net loss during the nine months ended September 30, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt, a $5.3 million payment on the $400 Million Credit Facility and gains totaling $1.5 million arising from the sale of vessels due to the sale of two vessels. Included in the net loss during the nine months ended September 30, 2017 were $22.0 million of non-cash impairment charges, as well as paid in kind interest incurred of $4.6 million related to the $400 Million Credit Facility and a gain on sale of vessels in the amount of $7.7 million due to the sale of five vessels. Depreciation and amortization expense for the nine months ended September 30, 2018 decreased by $3.6 million primarily due to the revaluation of nine of our vessels that were written down to their estimated fair market value during the first quarter of 2018, as well as the revaluation of six of our vessels that were written down to their estimated fair market value during the second and third quarters of 2017.  These decreases in depreciation were partially offset by an increase in depreciation expense for the six vessels delivered during the third quarter of 2018.  Additionally, the fluctuation in inventories increased by $12.8 million due to additional fuel inventory for our vessels as the result of the employment of our vessels on spot market voyage charters. There was also a $5.8 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers.  These changes were offset by a $5.5 million decrease in deferred drydocking costs incurred because there were less vessels that completed drydocking during the nine months ended September 30, 2018 as compared to the same period during 2017.  Lastly, there was an increase in the fluctuation in accounts payable and accrued expenses of $7.4 million and an increase in the fluctuation in deferred revenue of $3.9 million due to the timing of payments.

Net cash used in investing activities was $226.5 million during the nine months ended September 30, 2018 as compared to net cash provided by investing activities of $15.8 million during the nine months ended September 30, 2017.  Net cash used in investing activities during the nine months ended September 30, 2018 consisted primarily of $239.7 million purchase of vessels related to the six vessels that delivered to us during the third quarter of 2018.  This cash outflow during the nine months ended September 30, 2018 was partially offset by $10.6 million proceeds from the sale of two vessels during the third quarter of 2018 and $3.5 million of proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.  Net cash provided by investing activities during the nine months ended September 30, 2017 consisted primarily of $15.5 million proceeds from the sale of five vessels during the nine months ended September 30, 2017 and $0.7 million of proceeds received for various hull and machinery claims.

Net cash provided by financing activities during the nine months ended September 30, 2018 was $144.2 million as compared to net cash used in financing activities of $3.5 million during the nine months ended September 30, 2017.  Net cash provided by financing activities of $144.2 million for the nine months ended September 30, 2018 consisted primarily of the $460.0 million drawdown under the $460 Million Credit Facility, the $108.0 million drawdown under the $108 Million Credit Facility and the net proceeds from the common stock offering on June 19, 2018 of $109.8 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $11.5 million payment of deferred financing costs; and $3.0 million payment of debt extinguishment costs.  On August 14, 2018, we entered into the $108 Million Credit Facility to finance a portion of the purchase price for the six vessels acquired during the three months ended September 30, 2018.  On June 5, 2018, the $460 Million Credit Facility refinanced the following three existing credit facilities; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Net cash used in financing activities of $3.5 million for the nine months ended September 30, 2017 consisted of the following: $2.1 million repayment of debt under the 2014 Term Loan Facilities; $1.1 million payment of Series A Preferred Stock issuance costs; and $0.3 million repayment of debt under the $400 Million Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of September 30, 2018, we completed installment payment obligations for the acquisition vessels. We made these payments in the third quarter of 2018 using a combination of cash on hand and commercial bank financing as previously described.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We drydocked one vessel during the third quarter of 2018. We currently have no vessels scheduled to drydock during the remainder of 2018.

We also anticipate incurring capital expenditures with respect to the installation of ballast water treatment systems, which we intend to fund with cash on hand.  In addition, we expect to incur capital expenditures for the installation of scrubbers on our 17 Capesize vessels and may incur capital expenditures related to scrubbers for an additional 15 or more minor bulk vessels. We expect the cost, including installation, to be approximately $2 million per vessel, which may vary according to the specifications of our vessels and technical aspects of the installation, among other variables.  We anticipate establishing a credit facility to finance a significant portion of the costs associated with the scrubbers and intend to fund the remainder of the costs with cash on hand.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days, but excluding scrubber costs for our fleet through 2018 and 2019 to be:

	Q4 2018	2019(4)
Estimated Costs (1) (2)	$0.8 million	$36.9 million
Estimated Offhire Days (3)	0	732

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Included are estimated costs associated with the installation of ballast water treatment systems. Estimated costs presented include approximately $8.0 million of costs associated with 9 vessels that could potentially be sold based on our fleet renewal program.

(2) The $0.8 million of estimated ballast water treatment systems costs during 2018 represent the deposits for the ballast water treatment systems for certain vessels expected to be drydocked during 2019.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 210 days associated with 9 vessels that could potentially be sold based on our fleet renewal program.

(4) The estimated costs and off-hire days associated with the installation of scrubbers are not included above.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$92,263	$51,161	$255,336	$134,780
Total revenues	92,263	51,161	255,336	134,780

Operating expenses:
Voyage expenses	31,475	5,550	78,551	9,743
Vessel operating expenses	25,155	25,131	72,642	73,867
Charter hire expenses	723	-	1,231	-
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.6 million, $1.3 million, $1.8 million and $3.5 million, respectively)	5,033	5,889	16,761	16,550
Technical management fees	2,028	1,883	5,926	5,735
Depreciation and amortization	17,269	17,836	50,605	54,194
Impairment of vessel assets	-	18,654	56,586	21,993
Gain on sale of vessels	(1,509)	-	(1,509)	(7,712)
Total operating expenses	80,174	74,943	280,793	174,370

Operating income (loss)	12,089	(23,782)	(25,457)	(39,590)

Other (expense) income:
Other income (expense)	213	(37)	272	(152)
Interest income	1,062	494	2,743	1,006
Interest expense	(7,656)	(7,857)	(24,249)	(22,559)
Loss on debt extinguishment	-	-	(4,533)	-
Other expense	(6,381)	(7,400)	(25,767)	(21,705)

Income (loss) before income taxes	5,708	(31,182)	(51,224)	(61,295)
Income tax expense	-	-	-	-

Net income (loss)	$5,708	$(31,182)	$(51,224)	$(61,295)

Net earnings (loss) per share - basic	$0.14	$(0.90)	$(1.37)	$(1.80)

Net earnings (loss) per share - diluted	$0.14	$(0.90)	$(1.37)	$(1.80)

Weighted average common shares outstanding - basic	41,618,187	34,469,998	37,263,200	34,135,736

Weighted average common shares outstanding - diluted	41,821,008	34,469,998	37,263,200	34,135,736

	September 30, 2018	December 31, 2017
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$165,724	$174,479
Restricted cash	-	7,234
Due from charterers, net	18,536	12,855
Prepaid expenses and other current assets	10,072	7,338
Inventories	29,980	15,333
Vessels held for sale	12,996	-
Total current assets	237,308	217,239

Noncurrent assets:
Vessels, net of accumulated depreciation of $229,559 and $213,431, respectively	1,382,428	$1,265,577
Deferred drydock, net	10,728	13,382
Fixed assets, net	1,495	1,014
Other noncurrent assets	-	514
Restricted cash	315	23,233
Total noncurrent assets	1,394,966	1,303,720

Total assets	$1,632,274	$1,520,959

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$33,084	23,230
Current portion of long-term debt	66,320	24,497
Deferred revenue	10,231	4,722
Total current liabilities	109,635	52,449

Noncurrent liabilities
Long-term lease obligations	3,576	2,588
Long-term debt, net of deferred financing costs of $17,200 and $9,032, respectively	484,480	490,895
Total noncurrent liabilities	488,056	493,483

Total liabilities	597,691	545,932

Commitments and contingencies

Equity:
Common stock	415	345
Additional paid-in capital	1,739,724	1,628,355
Retained deficit	(705,556)	(653,673)
Total equity	1,034,583	975,027
Total liabilities and equity	$1,632,274	$1,520,959

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(51,224)	$(61,295)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,605	54,194
Amortization of deferred financing costs	2,110	1,739
PIK interest, net	-	4,575
Payment of PIK interest	(5,341)	-
Amortization of nonvested stock compensation expense	1,776	3,536
Impairment of vessel assets	56,586	21,993
Gain on sale of vessels	(1,509)	(7,712)
Loss on debt extinguishment	4,533	-
Insurance proceeds for protection and indemnity claims	268	478
Insurance proceeds for loss of hire claims	58	1,781
Change in assets and liabilities:
Increase in due from charterers	(6,329)	(495)
Increase in prepaid expenses and other current assets	(5,966)	(8,001)
Increase in inventories	(14,647)	(1,837)
Decrease in other noncurrent assets	514	-
Increase in accounts payable and accrued expenses	8,169	766
Increase in deferred revenue	5,017	1,144
Increase in lease obligations	988	540
Deferred drydock costs incurred	(2,233)	(7,685)
Net cash provided by operating activities	43,375	3,721

Cash flows from investing activities
Purchase of vessels, including deposits	(239,695)	(252)
Purchase of other fixed assets	(888)	(198)
Net proceeds from sale of vessels	10,626	15,513
Insurance proceeds for hull and machinery claims	3,466	718
Net cash (used in) provided by investing activities	(226,491)	15,781

Cash flows from financing activities
Proceeds from the $108 Million Credit Facility	108,000	-
Proceeds from the $460 Million Credit Facility	460,000	-
Repayments on the $400 Million Credit Facility	(399,600)	(300)
Repayments on the $98 Million Credit Facility	(93,939)	-
Repayments on the 2014 term Loan Facilities	(25,544)	(2,062)
Payment of debt extinguishment costs	(2,962)	-
Proceeds from issuance of common stock	110,249	-
Payment of common stock issuance costs	(496)	-
Payment of Series A Preferred Stock issuance costs	-	(1,103)
Payment of deferred financing costs	(11,499)	-
Net cash provided by (used in) financing activities	144,209	(3,465)

Net (decrease) increase in cash, cash equivalents and restricted cash	(38,907)	16,037

Cash, cash equivalents and restricted cash at beginning of period	204,946	169,068
Cash, cash equivalents and restricted cash at end of period	$166,039	$185,105

	Three Months Ended September 30, 2018
Adjusted Net Income Reconciliation	(unaudited)
Net Income	$5,708
- Gain on sale of vessels	(1,509)
Adjusted net income	$4,199

Adjusted net earnings per share - basic	$0.10
Adjusted net earnings per share - diluted	$0.10

Weighted average common shares outstanding - basic	41,618,187
Weighted average common shares outstanding - diluted	41,821,008

Weighted average common shares outstanding - diluted as per financial statements	41,618,187
Dilutive effect of stock options	31,965
Dilutive effect of restricted stock awards	170,856
Weighted average common shares outstanding - diluted as adjusted	41,821,008

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income (loss)	$5,708	$(31,182)	$(51,224)	$(61,295)
+ Net interest expense	6,594	7,363	21,506	21,553
+ Income tax (benefit) expense	-	-	-	-
+ Depreciation and amortization	17,269	17,836	50,605	54,194
EBITDA(1)	$29,571	$(5,983)	$20,887	$14,452

+ Impairment of vessel assets	-	18,654	56,586	21,993
- Gain on sale of vessels	(1,509)	-	(1,509)	(7,712)
+ Loss on debt extinguishment	-	-	4,533	-
Adjusted EBITDA	$28,062	$12,671	$80,497	$28,733

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	64	60	64	60
Average number of vessels (2)	61.7	60.0	60.6	61.1
Total ownership days for fleet (3)	5,673	5,520	16,533	16,687
Total chartered-in days (4)	65	-	114	-
Total available days for fleet (5)	5,680	5,399	16,505	16,242
Total available days for owned fleet (6)	5,615	5,399	16,391	16,242
Total operating days for fleet (7)	5,623	5,308	16,318	16,003
Fleet utilization (8)	98.5%	97.9%	98.5%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$10,696	$8,448	$10,710	$7,698
Daily vessel operating expenses per vessel (10)	4,434	4,553	4,394	4,427

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,334.5	1,196.0	3,687.5	3,549.0
Panamax	497.1	552.0	1,583.1	1,638.0
Ultramax	455.2	368.0	1,179.2	1,092.0
Supramax	1,932.0	1,932.0	5,733.0	5,733.0
Handymax	92.0	92.0	273.0	540.8
Handysize	1,362.1	1,380.0	4,077.1	4,134.6
Total	5,673.0	5,520.0	16,532.9	16,687.4

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	-	-	-	-
Supramax	-	-	49.4	-
Handymax	37.0	-	37.0	-
Handysize	27.6	-	27.6	-
Total	64.5	-	114.0	-

Available days (owned & chartered-in fleet)
Capesize	1,288.0	1,195.7	3,608.0	3,456.3
Panamax	496.1	501.9	1,582.1	1,468.6
Ultramax	448.8	365.9	1,172.5	1,087.7
Supramax	1,928.6	1,864.2	5,775.4	5,623.4
Handymax	129.0	91.2	299.9	518.3
Handysize	1,389.5	1,380.0	4,067.5	4,087.6
Total	5,680.0	5,399.0	16,505.4	16,241.9

Available days (owned fleet)
Capesize	1,288.0	1,195.7	3,608.0	3,456.3
Panamax	496.1	501.9	1,582.1	1,468.6
Ultramax	448.8	365.9	1,172.5	1,087.7
Supramax	1,928.6	1,864.2	5,726.0	5,623.4
Handymax	92.0	91.2	262.9	518.3
Handysize	1,361.9	1,380.0	4,039.9	4,087.6
Total	5,615.4	5,399.0	16,391.4	16,241.9

Operating days
Capesize	1,286.1	1,162.4	3,606.0	3,327.3
Panamax	472.0	501.5	1,547.9	1,461.8
Ultramax	445.4	365.9	1,152.3	1,083.7
Supramax	1,911.5	1,841.9	5,707.3	5,584.7
Handymax	124.0	87.4	292.9	494.2
Handysize	1,383.9	1,349.1	4,011.8	4,051.1
Total	5,622.8	5,308.1	16,318.2	16,002.8

Fleet utilization
Capesize	98.5%	97.2%	99.2%	95.3%
Panamax	94.9%	99.8%	97.8%	98.4%
Ultramax	97.8%	99.4%	97.7%	99.2%
Supramax	98.9%	97.8%	98.7%	98.7%
Handymax	96.2%	95.0%	94.5%	91.4%
Handysize	99.6%	97.8%	98.3%	99.0%
Fleet average	98.5%	97.9%	98.5%	97.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$15,168	$12,180	$14,716	$10,381
Panamax	9,319	9,329	9,513	7,410
Ultramax	8,063	8,509	9,930	8,172
Supramax	10,014	7,461	10,115	6,936
Handymax	11,948	7,665	10,965	7,309
Handysize	8,719	6,262	8,655	6,505
Fleet average	10,696	8,448	10,710	7,698

Daily vessel operating expenses
Capesize	$5,172	$5,019	$4,849	$4,789
Panamax	4,039	4,391	4,149	4,493
Ultramax	4,879	4,592	4,518	4,462
Supramax	4,246	4,729	4,338	4,521
Handymax	3,928	4,102	5,012	4,240
Handysize	4,008	3,986	4,078	3,973
Fleet average	4,434	4,553	4,394	4,427

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Amounts for available days in the table above for the periods ended September 30, 2017 have been adjusted for our updated method of calculating available days.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues. Amounts for operating days in the table above for the periods ended September 30, 2017 have been adjusted for our updated method of calculating available days.

8)
We calculate fleet utilization, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days. Amounts for fleet utilization in the table above for the periods ended September 30, 2017 have been adjusted for our updated method of calculating fleet utilization.

9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$92,263	$51,161	$255,336	$134,780
Voyage expenses (in thousands)	31,475	5,550	78,551	9,743
Charter hire expenses (in thousands)	723	-	1,231	-
	60,065	45,611	175,554	125,037

Total available days for owned fleet	5,615	5,399	16,391	16,242
Total TCE rate	$10,696	$8,448	$10,710	$7,698

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of September 30, 2018, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $568 million. On August 14, 2018, we closed the previously announced $108 Million Credit Facility under which proceeds were used to partially finance the six acquisition vessels.

	September 30, 2018	December 31, 2017
Long-term debt, net consists of the following:

Principal amount	$568,000	$519,083
PIK interest	-	5,341
Less: Unamortized debt issuance costs	(17,200)	(9,032)
Less: Current portion	(66,320)	(24,497)
Long-term debt, net	$484,480	$490,895

	September 30, 2018		December 31, 2017
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost
$460 Million Credit Facility	$460,000	$15,248	$-	$-
$108 Million Credit Facility	108,000	1,952	-	-
$400 Million Credit Facility	-	-	399,600	6,332
$98 Million Credit Facility	-	-	93,939	1,370
2014 Term Loan Facilities	-	-	25,544	1,330
PIK interest	-	-	5,341	-
	$568,000	$17,200	$524,424	$9,032

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 7, 2018, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, five Panamax, six Ultramax, 20 Supramax, one Handymax and 14 Handysize vessels with an aggregate capacity of approximately 5,376,000 dwt. Following the delivery of the remaining vessels we have agreed to sell, our fleet will consist of 17 Capesize, five Panamax, six Ultramax, 20 Supramax, and 13 Handysize vessels with a carrying capacity of 5,297,000 dwt.

The following table reflects Genco’s fleet list as of November 7, 2018:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
3	Genco Beauty	73,941	1999
4	Genco Vigour	73,941	1999
5	Genco Knight	73,941	1999
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handymax
1	Genco Muse	48,913	2001
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Explorer	29,952	1999
12	Genco Champion	28,445	2006
13	Genco Challenger	28,428	2003
14	Genco Charger	28,398	2005

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 7, 2018, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, five Panamax, six Ultramax, 20 Supramax, one Handymax and 14 Handysize vessels with an aggregate capacity of approximately 5,376,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 8, 2018 at 8:30 a.m. Eastern Time to discuss its 2018 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (785) 424-1802 or (877) 830-2636 and enter passcode 8797872. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8797872. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (xix) our ability to obtain financing for scrubbers on acceptable terms; (xx) the relative cost and availability of low sulfur and high sulfur fuel; (xxi) worldwide compliance with IMO 2020 regulations and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550